Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-32930, 333-49414, 333-80379, 333-75402, 333-108289, 333-111120, 333-114133, 333-118643, 333-120457, 333-126330, 333-126350, and 333-131823) and Form S-8 (Nos. 333-30943, 333-15627, 333-50519, 333-49410, 333-66296, 333-90172, 333-108290, 333-118642, 333-126337, 333-137599, and 333-176895) of 8x8, Inc. of our report dated August 16, 2011 related to the consolidated financial statements of Contactual, Inc. and Subsidiary, which appears in the Current Report on Form 8-K/A of 8x8, Inc. dated December 1, 2011.

/s/ Rowbotham & Company LLP

San Francisco, California
December 1, 2011